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Exhibit 10.2

November 1, 1999


PERSONAL & CONFIDENTIAL

William M. Lasky
8721 Ponte Vedra
Holland, Ohio 43528

Dear Bill:

         We are pleased to confirm to you our offer of employment with JLG Industries, Inc. (the "Company") according to the terms set forth in this letter:

Title:                     President and Chief Operating Officer.

Commencement Date:         December 1, 1999 (the "Commencement Date").

Board Seat:                You will be appointed to serve as a member of the
                           Company's Board of Directors and will continue to hold such position during your tenure as Chief
                           Operating Officer, subject to annual election by shareholders.

Base Salary:               $375,000 per annum, payable semi-monthly.

Signing Bonus:             $165,000 payable on the Commencement Date, plus an
                           amount equal to 50% of the amount, if any, by which the gross cash bonuses (exclusive of any withholding) paid to you by your current employer for 1999 performance under your current employer's Additional
                           Compensation Plan and any other individual or group incentive plans in which you participate is less than $250,000. Such additional amount shall be payable by the Company within ten (10) days following your providing the Company on or before June 30, 1999 with satisfactory evidence of payment by your current employer of your 1999 performance bonuses.

Incentive Plan:            You will participate in the Company's Annual
                           Management Incentive Plan (the "MIP"). The MIP is designed to offer "performance based compensation" in compliance with Internal Revenue Code Section 162(m).
                           Accordingly, your participation will be evidenced by a separate award letter pursuant to the terms of the MIP.

                           The final amount awarded each year will determined by the Company's Compensation Committee typically based upon a percentage of your base salary, multiplied by factors



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                           determined by reference to the level of achievement
                           of your personal performance objective(s), and the applicable Company performance modifier for the year, with the resulting amount subject to reduction based on other subjective criteria at the discretion of the Committee.

                           For fiscal 2000, your award, before exercise of the Committee's discretion, will range from $0 to $480,000 based upon 97.5% (65% times 150%) of your prorated base salary for the year, multiplied by a percentage of up to 100% based upon achievement of your personal performance objective(s) and by a percentage ranging up to 175% for "distinguished" Company performance based on a matrix of fully diluted earnings per share outcomes for fiscal 2000.

Stock Options:             On the Commencement Date, you will receive two sets
                           of options - Regular Options and Special Options - to purchase shares of Common Stock of the Company. The options will be granted pursuant to the Company's
                           Stock Incentive Plan (the "Stock Plan") and will be evidenced by two separate stock option agreements entered into pursuant to the Stock Plan. The exercise price of all options will be the mean average of the high and low prices at which the Company's shares are traded on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the Commencement
                           Date. Unexercised options, including any unvested options, will cease to be exercisable on the tenth anniversary of the Commencement Date. The number of options and principal vesting terms will be as follows:

                           Regular Options: 60,300 options that, subject to your continued employment with the Company, will vest in three equal installments on the third, fourth and fifth anniversaries of the Commencement Date.

                           Special Options: 123,500 options 50% of which will vest upon your promotion to Chief Executive Officer, with the remaining 50% vesting in three equal installment on the first, second and third anniversaries of your promotion to Chief Executive Officer; provided, that, any options that remain unvested as of the fifth anniversary of the Commencement Date shall vest on that date if you are then an employee of the Company.

Restricted Shares:         On the Commencement Date you will receive 46,000
                           Restricted Shares granted pursuant to the Stock Plan and evidenced by a separate Restricted Share
                           Agreement. The



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                           Restricted Shares will vest ratably and
                           simultaneously with vesting of the Special Options.

Change in Control:         All options and Restricted Shares will vest and
                           become fully exercisable immediately upon a "Change in Control" as defined in the Stock Plan.

Other Benefit Plans:       You will be eligible for the standard retirement and
                           other benefit programs provided for executive officers of the Company. Without limiting the generality of the foregoing, these benefits include:
                           (i) participation in the Company's 401(k) plan which currently provides for Company matching of 50% of the first 5% of Eligible Compensation contributed to the plan (eligible compensation for 1999 is limited to $160,000) and a discretionary profit sharing contribution by the Company which typically has been approximately 5% of Eligible Compensation not in excess of the Social Security wage base plus 10% of Eligible Compensation in excess of the Social
                           Security wage base, (ii) participation in the Company's Supplemental Executive Retirement Plan
                           ("SERP") which, for Executive Vice Presidents at full vesting after five years of service currently provides a retirement benefit of 60% of average highest two-year salary plus MIP award reduced principally by (a) all defined benefit or cash balance plan amounts received from JLG contributions or from other employers, (b) all other defined contribution balances received from JLG contributions or other employers, and (c) 50% of social security benefits (SERP benefits vest 25% per year commencing with the second anniversary of the Commencement Date until fully vested), (iii) participation in the Company's Executive Deferred Compensation Plan which permits participants to elect to defer receipt of a portion of salary and MIP award and to direct the investment of deferred amounts among the investment options available under the Company's 401(k) plan,
                           (iv) participation in the Company's medical insurance plan and supplemental executive medical benefit program, (v) term life insurance which currently provides a death benefit equal to two times annual base salary, and (vi) four weeks of paid vacation per year (not including public or Company holidays). In addition, the Company will reimburse you for financial planning services on the same basis as this benefit is provided to the Company's current Chief
                           Executive Officer and, to facilitate appropriate business entertainment, during the term of your employment the Company will pay reasonable membership initiation fees and annual dues for your



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                           admission as a member of a country club located
                           within a 50 mile radius of the Company's headquarters.

Transition Benefits:       In accordance with the Company's relocation policy,
                           the Company will reimburse you for all reasonable and necessary expenses that you incur in connection with your relocation within 12 months following the Commencement Date from your current principal residence to a new principal residence within a 50 mile radius of the Company's headquarters, including associated commuting expense and temporary living arrangements prior to relocation of your principal residence. In addition, to the extent available from the Company's medical insurance carrier, the Company will provide medical insurance benefits for your daughter; provided that the Company's annual financial obligation for this benefit shall not exceed $25,000 and; provided, further, that such benefit will cease at such time as your daughter receives any other comprehensive medical insurance coverage.

Separation:                Your employment will be "at will". Either you or the
                           Company may terminate your employment at any time for any reason. Promptly upon termination of your employment, you will return to the Company all documents, papers, materials and other property of the Company relating to its affairs or containing proprietary information of the Company that are then in your possession or under your control and resign as a member of the Company's Board of Directors.
                           Pursuant to a separate agreement, you shall be entitled to severance benefits on the same basis as other participants in the Company's Executive
                           Severance Plan, which currently provides for any "Dismissed" participant a "Severance Benefit" equal to an "Applicable Percentage" of then current base salary plus MIP awards for the 12 months preceding the termination date. Your "Applicable Percentage" will be 200%. In addition, if you become eligible to receive a Severance Benefit prior to your promotion to Chief Executive Officer, you also shall be entitled to Company-provided outplacement counseling services.

Confidentiality:           You agree not to disclose to anyone (except to the
                           extent reasonably necessary for you to perform your duties) any confidential or proprietary materials, documents, records or other confidential or proprietary information concerning the business or affairs of the Company or any affiliates thereof which you may have acquired in the course of or as an incident to your employment with the Company or any affiliates thereof.



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                           You represent and warrant that there are no
                           contractual impediments which restrict your acceptance of this employment and that you will not bring to your employment or use in connection with such employment any confidential or proprietary information that you used or had access to by reason of any previous employment that is the property of any previous employer.

Non-Compete:               During the term of your employment with the Company
                           and for a period of two years thereafter, you will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly engage in or assist any activity which is competitive with the business of the Company (other than on behalf of the Company) including, without limitation, whether such engagement or assistance is an officer, director, employee, partner or investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), anywhere in the world that the Company has been engaged. For a period of two years after the termination of your employment, you will not solicit for employment any employees of the Company. You agree that if the scope of these obligations are determined to exceed that which may be enforceable under applicable law, the scope of these obligations shall be reformed to provide for enforcement to the maximum extent permitted under applicable law.

Intellectual Property
Rights: You agree that any developments by way of invention, design, copyright, trademark or other matters which may be developed or perfected by you during the term of your employment, and which relate to the business of the Company, shall be the property of the Company without any interest therein by you, and you will, at the request and expense of the Company, apply for and prosecute letters patent thereon in the United States or in foreign countries if the Company so requests, and will assign and transfer the same to the Company together with any letters patent, copyrights, trademarks and applications therefor; provided, however, that that foregoing shall not apply to an invention that you develop entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information.

Assignment; Successors:    This letter agreement is personal in its nature and
                           none of the parties hereto shall, without the consent of others, assign or transfer this letter agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of



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                           all or substantially all of the assets of the Company
                           with or to any other individual or entity, this letter agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor. The Company will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  This letter agreement is governed by and is to be construed and enforced in connection with the laws of the Commonwealth of Pennsylvania and any action commenced hereunder must be brought in a court located in the such Commonwealth. The obligations of the Company set forth in this letter agreement are subject to approval of this letter agreement by the Company's Board of Directors. This letter agreement, including the various separate agreements referred to herein, embodies our entire understanding and supersedes all prior understandings, whether oral or written, relating to this offer. This letter agreement cannot be amended or otherwise modified except by a writing signed by you and the Company.

                  We look forward to welcoming you to the Company.

                                   Sincerely yours,



                                   /s/ L. David Black
                                   ------------------------------------------
                                   Chairman of the Board, President and Chief
                                   Executive Officer
                                   JLG Industries, Inc.


Employment Offer Accepted:  /s/ William M. Lasky

Employment Date: